EXHIBIT F                                                         EXECUTION COPY


          MANAGEMENT INFORMATION SYSTEMS AND CLAIMS PROCESSING SERVICES
                              MANAGEMENT AGREEMENT


     This Management Information Systems and Claims Processing Services Management Agreement (this "Agreement") is entered into this 30th day of April, 1997, by and between FOHP, Inc., a New Jersey corporation ("FOHP"), and Foundation Health Systems, Inc., a Delaware corporation, formerly known as "Health Systems International, Inc." ("FHS")

                                    RECITALS

     A. FOHP is a New Jersey corporation which, together with its subsidiaries (FOHP and such subsidiaries being referred to herein, collectively, as the "FOHP Health Plans"), provides managed health care services in the Northeastern United States.

     B. FHS has entered into the Amended and Restated Securities Purchase Agreement, dated February 10, 1997 as amended by an Amendment dated as of March 13, 1997 (referred to herein, as so amended, as the "Purchase Agreement"), with FOHP and First Option Health Plan of New Jersey, Inc. (a New Jersey corporation and a wholly-owned subsidiary of FOHP), pursuant to which FHS has committed to purchase (on specified terms and conditions) convertible debentures of FOHP (the "Debentures") in the aggregate principal amount of the sum of (1) $50 million (subject to adjustment as set forth therein) and (2) the Phase-in Period Management Fee Amount (as such term is defined in Section 4.2(a) of the General Administrative Services Management Agreement, dated the date hereof, between FHS and FOHP).

     C. FHS owns, operates and manages various managed care entities throughout the country. By entering into this Agreement, the FOHP Health Plans desire to secure from FHS certain support services which are intended to enhance the management information systems and claims processing capacity of the FOHP Health Plans. The FOHP Health Plans will maintain ultimate organizational and administrative capacity required in order to carry out its operations.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and undertakings hereunder and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    AGREEMENT

SECTION 1.     AUTHORITY OF THE PARTIES.

          (a) The respective Boards of Directors of the FOHP Health Plans shall retain the ultimate legal responsibility and authority over the assets and operations of the FOHP Health Plans. FHS shall perform the services to be performed by it hereunder in accordance, in all material respects, with applicable health maintenance organization acts and other applicable laws, rules and regulations (collectively, the "Applicable Laws"). It is the intent of the parties hereto that this Agreement and the services to be performed by FHS hereunder shall at no time serve to interfere with the ability of the Boards of Directors of the FOHP Health Plans to carry out their respective duties and responsibilities under the Applicable Laws.
     FHS shall have the authority and responsibility described in this Agreement and otherwise as mutually agreed upon by the parties hereto from time to time. FOHP agrees that, during the term hereof, the FOHP Health Plans shall provide employee staffing sufficient to perform the functions and conduct the business and operations of the FOHP Health Plans in a manner consistent with the current functions and conduct of the business and operations of the FOHP Health Plans (other than the corporate, administrative and consultative services to be performed hereunder by FHS). FHS' services in connection with the activities shall be strictly limited to those specifically provided for herein.

          (b) FHS shall have the right to designate and employ the business executives in charge of FOHP and the other FOHP Health Plans and each executive in charge of a principal business division, unit or function (including, without limitation, finance, legal, operations, sales and marketing, information systems, medical management, and provider contracting and relations), all of which executives would report to FHS' senior management. All such executives shall be appointed by the FOHP Board of Directors to the offices requested by FHS; provided, however, that such Board of Directors may reject any proposed appointee it reasonably finds to be of insufficient ethical character for such office; and provided, further, that such Board of Directors may, after due consultation with FHS, based on a reasonable determination of intentional and material unethical behavior or insubordination or willful misconduct or gross negligence, remove any such executives.

          (c) FHS acknowledges that FOHP will continue to employ an internal auditor who will report directly to the Board of Directors of FOHP and who will perform functions consistent with those performed thereby prior to the Initial Closing Date (as such term is defined in the Purchase Agreement).

SECTION 2.     CONDITIONS PRECEDENT.

     This Agreement shall not become effective until the later of (a) the receipt of all necessary governmental approvals or (b) the receipt by FOHP from FHS of notice of effectiveness of this Agreement.

SECTION 3.     MANAGEMENT INFORMATION SYSTEMS AND CLAIMS PROCESSING SERVICES.

     3.1 Claims Processing, Record Keeping and Data Processing Services. FHS shall provide all claims processing, record keeping and data processing services to the FOHP Health Plans that are currently provided by Health Systems Integration, Inc. ("HSII") pursuant to the current Managed Care Management Information Services Agreement, between FOHP and HSII (as amended), a copy of which is attached hereto as Exhibit A (the "HSII Agreement"). Except as specifically herein provided to the contrary, the FOHP Health Plans shall not bear any cost or expense with respect to the facilities, services and personnel to be provided by FHS hereunder. FHS shall perform its obligations under this Agreement in accordance with the performance standards required of HSII under the HSII Agreement; provided, however, that (i) FOHP shall use all reasonable efforts to cause HSII to provide reasonable transition assistance, and
(ii) performance requirements shall commence 90 days following the effective date of this Agreement to the extent HSII does not provide sufficient transition assistance in the reasonable judgment of FHS.

     3.2 Other Services. In addition to the services set forth in Section 3.1 hereof, FHS shall provide such other related services as are mutually agreed upon between the parties.

SECTION 4.     COMPENSATION.

     4.1 Services Fees. In consideration of the services provided by FHS hereunder, FOHP shall (a) pay FHS the fees and charges set forth on Schedule 1 hereto which shall be delivered by FHS to FOHP concurrently with the notice of effectiveness to be delivered under Section 2 hereof, which fees and charges shall be no greater than the compensation currently paid to HSII under the HSII Agreement, and (b) reimburse FHS for such costs and expenses as to which HSII is entitled to reimbursement under the HSII Agreement and documents related thereto. Such compensation for any given month shall become payable within 10 days after the end of such month, without deferral.

SECTION 5.     COMPLIANCE WITH APPLICABLE LAWS.

     Notwithstanding any other provision of this Agreement to the contrary:

     5.1 Availability of Records. Upon request of any of the FOHP Health Plans, FHS shall make its books and records pertaining to FHS' services furnished under the terms of this Agreement available to the FOHP Health Plans. FHS shall have access to any and all of FOHP Health Plan's books and records reasonably necessary to render the services contemplated to be provided by FHS under this Agreement.

     5.2 Subcontracts. FHS shall ensure that each contract between FHS and any subcontractor performing portions of FHS' obligations hereunder contain provisions to the following effect:

          (a) that such subcontractor shall make all applicable books and records available for inspection, examination and copying by the FOHP Health Plans; and

          (b) that the subcontractor shall retain such books and records for a reasonable period of time following the termination of such subcontract.

The subcontracting by FHS of any of its obligations to FOHP hereunder shall not relieve FHS of any such obligations to FOHP.

     5.3 Confidentiality. FHS shall maintain the confidentiality of any of the FOHP Health Plans enrollment information and medical records of enrollees of any of the FOHP Health Plans as required by the Applicable Laws and shall not disclose such information to any person without FOHP's prior consent.

     5.4 Grievance Procedures and Other Policies and Procedures. FHS shall assist the FOHP Health Plans in complying with the grievance procedures and other policies and procedures applicable to FOHP under the Applicable Laws.

     5.5 Enrollee Responsibility for Obligations of FOHP. FHS shall under no circumstances look to enrollees of any of the FOHP Health Plans for payment of obligations of FOHP to FHS hereunder, regardless of the insolvency of FOHP or the inability of FOHP to pay.

     5.6 Books and Records of FOHP. FOHP and FHS shall not, and FOHP shall cause the other FOHP Health Plans to not, remove any of the books or records of any of the FOHP Health Plans from the relevant location thereof unless necessary consents under the Applicable Laws are obtained and such Applicable Laws are otherwise complied with.

     5.7 State and Federal Regulator Access. FHS and FOHP shall, and FOHP shall cause the other FOHP Health Plans to, provide governmental agencies access to such records as such governmental agencies may reasonably request, pursuant to the Applicable Laws.

SECTION 6.     MISCELLANEOUS.

     6.1 Term. The initial term of this Agreement will commence on the date hereof or, if later, upon the receipt of all necessary regulatory approvals, and shall continue until (a) the fifth anniversary of the date hereof, subject to automatic one-year renewal terms on the same terms and conditions hereof unless either party hereto provides written notice of non-renewal to the other party hereto at least two years prior to the expiration of the then-current term of this Agreement; (b) termination in accordance with this Section 6.1 by one of the parties hereto after the material breach of this Agreement by the other party hereto; or (c) termination by one of the parties hereto after the other party hereto (i) becomes insolvent, (ii) voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law (as hereinafter defined) or (iii) becomes party to (or be made the subject of) any proceeding provided by Debtor Relief Law, other than as a creditor or claimant (unless in the event such proceeding is involuntary, the petition instituting the same is dismissed within 45 days of filing the same). In the event of a material breach by either party as described in clause (b) of this Section 6.1, the non-defaulting party shall provide written notice upon the defaulting party (the "Default Notice") specifying the nature of the breach. In the event such breach is not cured within 15 days after service of the Default Notice, this Agreement shall automatically terminate with the election of the non-defaulting party upon the giving of a written notice of termination to the defaulting party, such notice to occur not later than 45 days after service of the Default Notice; provided, however, that if the nature of the breach is such that it cannot be cured within 15 days, but is capable of being cured, then this Agreement cannot be terminated by the non-defaulting party so long as the defaulting party is taking or has taken reasonable steps within the 45-day period to cure the breach and such steps are being diligently pursued to the reasonable satisfaction of the non-breaching party. As used herein, "Debtor Relief Law" means the Bankruptcy Code of the United States of America and all other applicable insolvency and other similar laws from time to time in effect affecting the rights of creditors generally.

     6.2  Assignment.

          (a) FHS shall not have the right to assign this Agreement or any right or obligation hereunder (other than to a wholly-owned or majority-owned subsidiary of FHS), without the prior written consent of FOHP. FOHP may not assign this Agreement or any right or obligation hereunder without FHS' prior written consent. A merger or business combination of FHS with or into another party shall not be considered an assignment for purposes of this Section 6.2.

          (b) All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto.

     6.3 Notices. Any notice or other communication required or contemplated to be delivered under this Agreement by either party hereto to the other party hereto shall be in writing and shall be deemed effectively given on the date of receipt thereof if personally delivered, telecopied or telexed to the party to which such notice is directed, or on the third day after mailing, if mailed to such party, by registered or certified mail, postage prepaid, addressed to the following addresses:

     (a)  If to FHS:          Foundation Health Systems, Inc.
                              225 North Main Street
                              Pueblo, Colorado  81003
                              Attn:  Senior Vice President,
                                     General Counsel and
                                     Secretary
                              Fax:   (719) 585-8175

     (b)  If to FOHP:         FOHP, Inc.
                              2 Bridge Avenue
                              Red Bank, New Jersey  07701
                              Attn:  Senior Vice President,
                                     General Counsel and
                                     Secretary
                              Fax:   (908) 842-5404

                              with a copy to:

                              Shereff, Friedman, Hoffman &
                                Goodman, LLP
                              919 Third Avenue
                              New York, NY 10022-9998
                              Attn:   Charles I. Weissman, Esq.
                              Fax:    (212) 758-9526

                              and an additional copy to:

                              Giordano, Halleran & Ciesla, P.C.
                              125 Half Mile Road
                              P.O. Box 190
                              Middletown, New Jersey  07748
                              Attn:  Paul T. Colella, Esq.
                              Fax:   (908) 224-6599


or to such other address as either party hereto may designate in writing.

     6.4 Amendments. This Agreement may not be amended other than by written consent executed by both parties hereto.

     6.5 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

     6.6 No Waiver. Neither the failure by an aggrieved party hereunder to insist upon strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any remedy upon a breach thereof, nor the acceptance of full or partial performance during the continuance of any such breach by the other party hereto, shall constitute a waiver of any such covenant, agreement, term or condition or any such breach.

     6.7 Further Instructions or Action. Each party hereto agrees that it will execute and deliver such further instruments and will take such other actions as may be reasonably necessary in order to effectively discharge, perform and carry out its obligations and agreements hereunder.

     6.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

     6.9 Proprietary Information. It is understood that, during the term of this Agreement, FHS will have access to certain confidential and proprietary information concerning FOHP and the FOHP Health Plans, and FOHP shall have access to certain confidential and proprietary information concerning FHS, including management information system information and certain technology. During the term of this Agreement and thereafter, FOHP shall, and FOHP shall cause the FOHP Health Plans to, take all reasonable precautions to maintain the confidentiality of any non-public information provided by FHS and shall not disclose such information to any third party without FHS' prior written consent or use such information for any purpose other than the purposes contemplated hereby. During the term of this Agreement and thereafter, FHS shall take all reasonable precautions to maintain the confidentiality of any non-public information provided by FOHP and the FOHP Health Plans and shall not disclose such information to any third party without the prior written consent of FOHP and the FOHP Health Plans or use such information for any purpose other than the purposes contemplated hereby. If this Agreement is terminated, both parties shall forthwith destroy all such non-public written information supplied by the other party hereto, together with all notes, summaries or other written material derived from such information, and shall confirm to the other party hereto that it has not kept copies of such information, notes, summaries or written materials.

     6.10 Relationship. It is mutually understood and agreed that, in performing duties and obligations under this Agreement, no relationship of employment (other than employment by FHS of executives of the FOHP Health Plans in accordance with Section 1(b) hereof), partnership or joint venture is created by this Agreement.

     6.11 Dispute Resolution. The parties hereto hereby waive all rights to a trial by jury in any dispute relating to this Agreement. In the event of any dispute, controversy, claim or difference which arises out of or relates to this Agreement, including, without limitation, disputes about fees, services or performance of services hereunder, either party hereto may give written notice of an intention to submit such matter to binding arbitration unless the matter is resolved within two weeks or such additional period of time as shall be agreed upon by the parties hereto. If the matter cannot be resolved within such period through correspondence and mutual consultation of the parties hereto, it shall be finally settled by arbitration in accordance with the Rules of Civil Arbitration of the American Arbitration Association ("AAA"). Each party shall select an arbitrator with expertise in managed care organizations and such arbitrators shall jointly select a third arbitrator or, if such arbitrators cannot agree, the AAA shall select the third arbitrator; provided, however, that such third arbitrator shall not have a residence or office in the State of New Jersey. If either party fails to select an arbitrator within 20 days after service of the notice of demand for arbitration, then the AAA shall select such arbitrator. Arbitration proceedings shall be held in the State of New Jersey unless otherwise agreed to by the parties in writing. The decision of a majority of the arbitrators shall be final and binding upon the parties hereto, shall not be subject to appeal and shall deal with the question of costs of the arbitration and all matters related thereto. Judgment upon the award or decision rendered by the arbitrator may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial recognition of the arbitration award or an order of enforcement thereof, as the case may be. The agreement to arbitrate set forth in this Section 6.11 shall be specifically enforceable by the parties hereto, and such parties shall acknowledge and agree that they intend that all disputes, controversies or claims of any kind covered by this Section 6.11, including disputes over whether and how to arbitrate, shall be arbitrated. This Section 6.11 shall survive termination of this Agreement.

     6.12 Indemnification.

          (a) (i) FHS agrees to defend, indemnify and hold the FOHP Health Plans and their respective officers, directors, shareholders, employees and agents, and their respective heirs, executors, personal representatives, successors and permitted assigns harmless from and against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses (including attorneys' fees, other professional fees, costs of collection and other costs of defense (collectively "Damages")) resulting from FHS' gross negligence or willful misconduct.

               (ii) FOHP agrees to defend, indemnify and hold FHS and its officers, directors, shareholders, employees and agents, and their respective heirs, executors, personal representatives, successors and permitted assigns harmless from and against any and all Damages resulting from FHS' execution of this Agreement or performance of services hereunder, provided that no such indemnification shall be provided to the extent that such Damages result from FHS' gross negligence or willful misconduct.

          (b) Any person or entity seeking indemnity under this Section 6.12 (an "Indemnified Party") shall provide to the party from which indemnity may be sought (the "Indemnifying Party") written notice, specifying in reasonable detail the basis of the claim, (i) within 60 days after the Indemnified Party shall have become aware of facts constituting the basis for such claim, or (ii) in the case of any action or proceeding by a third party, within 15 days after the service of such action or proceeding upon the Indemnified Party; provided, however, that any failure to provide such timely notice shall only relieve the Indemnifying Party from liability with respect to such claim to the extent, if any, the Indemnifying Party is precluded from effectively defending an indemnified claim or otherwise substantially prejudiced by such delay in providing notice.

          (c) The provisions of this Section 6.12 shall survive the termination of this Agreement.

     6.13 Entire Agreement. This Agreement, along with the General Administrative Services Management Agreement, dated the date hereof, between FOHP and FHS contain the entire agreement between the parties hereto with respect to management services, and no prior oral or written, and no contemporaneous oral, representations or agreements between the parties with respect to the subject matter of this Agreement shall be of any force or effect.

     6.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOHP, INC.



By:________________________________
   Name:  Donald Parisi
   Title: Acting President and Chief Executive Officer and General Counsel



FOUNDATION HEALTH SYSTEMS, INC.



By:________________________________
   Name:
   Title: